EXHIBIT 10.1

BLOOM ENERGY CORPORATION

EMPLOYMENT, CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Employment, Change in Control and Severance Agreement (the “Agreement”), entered into effective as of January 5, 2024 (the “Effective Date”) between Bloom Energy Corporation, a Delaware corporation (the “Company”), and Aman Joshi (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company desires to engage Executive to perform services as an employee of the Company under the terms hereof;

WHEREAS, Executive desires to provide services to the Company on the terms herein provided; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Employment.

a.General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

b.Position and Duties. Effective as of the Effective Date, Executive: (i) shall serve as the Company’s EVP, Chief Commercial Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Chief Executive Officer of the Company (the “CEO”); (ii) shall report directly to the CEO; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s EVP, Chief Commercial Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

c.Principal Office. Executive perform services for the Company at the Executive home office located in Rexford, New York, or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

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Exclusivity. Except with the prior written approval of the CEO (which the CEO may grant or withhold in the CEO’s sole and absolute discretion), Executive shall devote Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(d), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal passive investment activities, in each case, so long as such interests or activities do not materially interfere to the extent such activities do not, individually or in the aggregate, interfere with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of another organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the CEO and the Company’s General Counsel; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. For the avoidance of doubt, the CEO has approved Executive’s continued service with those organizations set forth on Exhibit A, such approval to continue until the earlier to occur of the CEO revocation of such approval in the CEO sole and absolute discretion or (b) such time as such service interferes with the performance of Executive’s duties under this Agreement, violates the Company’s standards of conflict or raises a conflict under the Company conflict of interest policies.

2. Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5. The phrase “Term” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.

3. Compensation and Related Matters.

a.Annual Base Salary. During the Term, Executive shall receive a base salary at the rate of $575,000 per year (as may be increased from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to withholdings and deductions and paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board of Directors of the Company (the “Board”) and/or the Compensation Committee of the Board, not less than annually.

b.Annual Bonus. Executive shall be eligible to receive an annual bonus based on Executive’s achievement of performance objectives established by the Board and/or its Compensation Committee, such bonus to be targeted at 50% of the Annual Base Salary (as may be increased from time to time, the “Annual Bonus”). Any Annual Bonus approved by the Board and/or the Compensation Committee of the Board shall be paid at the same time annual bonuses are paid to other executives of the Company generally and, in any event, by March 15 of the year following the year to which such Annual Bonus relates. The annual Bonus will be guaranteed at 100% of Target (prorated for hire date) for 2024 and 2025,

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contingent to the Executive active employment at the time the payments become due.

c.Annual Sales Bonus. Executive shall be eligible to receive an annual Sales bonus based on Executive’s achievement of specific annual Sales objectives established by the Board and/or its Compensation Committee, such bonus to be targeted at 50% of the Annual Base Salary (as may be increased from time to time, the “Annual Sales Bonus”).

d.Sign-On Bonus. Executive shall receive a two-installment sign-on bonus of $400,000, less applicable withholdings and deductions. The first installment, in an amount of $200,000, less applicable withholdings and deductions, will be paid in one of the first two pay periods following your start date and the second installment, in the amount of $200,000, will be paid on the payroll following the first anniversary of your start date. The payment of the second installment is contingent on your active employment at the time of the payment.

e.Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular plan or benefit.

f.Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

g.Vacation. Executive will take vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Equity Awards.

a.Eligibility. Executive shall be eligible for the discretionary grant of restricted stock units, performance-based stock units and other equity awards following the Effective Date as may be determined by the Board or its Compensation Committee.

(i) Initial Grant: As part of this agreement, and upon the formal agreement during the first Compensation Committee meeting following the Executive’s hire date the Compensation Committee will grant Restricted Stock Units (“RSU”) of 150,000 shares of the Company’s Class A Common Stock pursuant to the 2018 Equity Incentive Plan (“Plan”) Upon approval, the RSUs will start vesting on the 15th day (or the next trading day) of the month following the first Compensation Committee meeting after your start date. Twenty-Five percent (25%) of the shares subject to RSUs shall vest on the one-year anniversary of the vesting commencement date and the remaining shares shall vest quarterly over the next

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three years until the RSU is fully vested after four years from the vesting commencement date. The grant is subject to your continued employment and the Company’s standard terms and conditions;

(ii) Performance Stock Units (“PSUs”) of 225,000 shares of the Company's Class A Common Stock pursuant to the 2018 Equity Incentive Plan (“Plan”). The performance metrics will be established and presented by the CEO during the Compensation Committee meeting when the grant will come for approval. Once granted, the PSUs will vest according to the then approved vesting schedule, based on a combination of time (4 years) and performance achievement, with a potential annual upside of 50% for a maximum of 337,500 shares

b. Failure to Assume or Substitute. In the event of a Change in Control (as defined below) for all awards in which the acquirer (or an affiliate thereof) does not assume or continue any then-outstanding equity awards, including, without limitation, options, restricted stock units and performance-based stock units, held by Executive or substitute for any such awards substantially equivalent awards, then the vesting, exercisability and settlement of each such award shall be accelerated in full effective immediately prior to but conditioned upon the consummation of the Change in Control so that each such equity award held by Executive shall be fully vested (and, if applicable, exercisable). Except as otherwise provided in an agreement evidencing a performance-based award, for each such equity award that is a performance-based award, the applicable performance goals shall be deemed achieved at the greater of target or actual achievement (with the performance goals equitably adjusted if necessary to reflect a truncated performance period). The provisions contained in this Section 4(b) shall apply notwithstanding any provision to the contrary contained in any agreement evidencing an equity award granted to Executive to the extent such agreement confers lesser rights to Executive.

5. Termination.

a.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and, subject to any ramifications under Section 6 of this Agreement, can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly-authorized officer of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.

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b.Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

c.Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.

d.Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

6. Consequences of Termination.

a.Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3, (iii) any accrued but unused paid time-off owed to Executive, (iv) if applicable, any Annual Bonus earned but unpaid as of the Date of Termination, and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Sections 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason. Notwithstanding the above, if the Executive is terminated for any reason within the first 24 months of employment (“Initial Employment Period”) including for Good Reason as defined below and other than for Cause as defined below, then the Executive shall receive One Million Five Hundred Thousand Dollars ($1,500,000.00) (‘Initial Employment Period Payment”) within 45 days of termination. If during the Initial Employment Period, there is a CIC Qualifying Termination, then the payments under 6b and 6g

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shall apply and the Initial Employment Period Payment shall not be applicable. Upon the expiration of the Initial Employment Period, the Initial Employment Period Payment shall be null and void.

b.Severance Payments upon a Qualifying Termination. If, during the Term, Executive experiences a Qualifying Termination, then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a waiver and release of claims agreement substantially in the form of Exhibit B hereto (but updated to the extent deemed by the Company to be necessary to reflect any changes in applicable law) (the “Release”) that becomes effective and irrevocable in accordance with Section 10(d), provide Executive with the following:

i.The Company shall pay to Executive an amount equal to one (1) multiplied by Executive’s current Annual Base Salary. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(d).

ii.During the period commencing on the Date of Termination and ending on the 12-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “Non-CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the Non-CIC COBRA Period (or remaining portion thereof).

c. Severance Payments upon CIC Qualifying Termination. If, during the Term, Executive experiences a CIC Qualifying Termination, then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of the Release that becomes effective and

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irrevocable in accordance with Section 10(d), provide Executive with the following:

i.The Company shall pay to Executive an amount equal to the sum of (A) one point five (1.5) multiplied by Executive’s current Annual Base Salary plus (B) one point five (1.5) multiplied by Executive’s current Annual Bonus plus (C) the current year’s Annual Bonus, determined based on the number of full months completed during the applicable performance period and assuming target achievement. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(d).

ii.During the period commencing on the Date of Termination and ending on the 18-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof).

iii.Cause any unvested equity awards, including any stock options and restricted stock unit awards, held by Executive as of the Date of Termination, to become fully vested and, if applicable, exercisable, and cause all restrictions and rights of repurchase on such awards to lapse with respect to all of the shares of the Company’s Common Stock subject thereto. Unless otherwise provided in the award agreement evidencing a performance-based award, for the purposes of determining vesting, the applicable performance goals shall be deemed achieved at target.

d. No Other Severance. Except as otherwise approved by the Board, the provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company.

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e. No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

f. Definition of Cause. For purposes hereof, “Cause” shall mean Executive’s (a) willful failure to substantially to perform Executive’s duties and responsibilities to the Company or willful violation of a material written Company policy delivered to Executive by the Company prior to such violation; (b) conviction of, or plea of nolo contendere to, a non- vehicular felony or crime involving moral turpitude; (c) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company, in each case, that is materially and demonstrably injurious to the Company; (d) misappropriation of a material business opportunity of the Company; (e) willful provision of material aid to a competitor of the Company; or (f) willful breach of any material obligations of any material provisions under any written agreement or covenant with the Company that, in the case of clause (a), (c), (d), (e) or (f), remains uncured, if curable, more than 30 days after written notice thereof is delivered to Executive by the Company. For the purposes of the foregoing, no action or omission shall be deemed willful unless such action or failure to act was taken or failed to be taken in bad faith without the reasonable belief that such action or failure to act was in the best interests of the Company.

g. Definition of CIC Qualifying Termination. For purposes hereof, “CIC Qualifying Termination” shall mean a termination of Executive’s employment effected by the Company in connection with the consummation of a Change in Control, including at the request of the prospective acquirer whose proposed acquisition would constitute a Change in Control upon its completion, or within three (3) months prior to or within twelve (12) months following the consummation of a Change in Control, resulting from (A) the Company or its successor terminating Executive’s employment for any reason other than Cause or (B) Executive voluntarily resigning Executive’s employment for Good Reason. A termination or resignation due to Executive’s death or disability shall not constitute a CIC Qualifying Termination.

h. Definition of Change in Control. For purposes hereof, “Change in Control” shall have the meaning ascribed to the term “Corporate Transaction” in the Company’s 2018 Equity Incentive Plan, as amended, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A- 3(i)(5).

i. Definition of Good Reason. For purposes hereof, “Good Reason” means, without Executive’s consent, (i) a material diminution in Executive’s authority, duties or responsibilities, including a material change in Executive’s reporting responsibilities, such that Executive is required to report to a person whose duties,

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responsibilities and authority are materially less than those of the person to whom Executive was reporting immediately prior to such change and/or a material reduction in the level of management to which Executive reports, (ii) a reduction in Executive’s Annual Base Salary or Annual Bonus opportunity, (iii) a requirement that Executive relocate Executive’s principal place of work to a location that increases Executive’s one-way commute by more than fifty (50) miles from Executive’s then- current work location, or (iv) a material breach of this Agreement by the Company. For Executive to receive the benefits under this Agreement as a result of a voluntary resignation for Good Reason, all of the following requirements must be satisfied: (1) Executive must provide written notice to the Company of Executive’s intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, Executive may withdraw Executive’s resignation or may resign with no benefits under this Agreement; and (3) any termination of employment for Good Reason must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iv). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, Executive may assert Good Reason again subject to all of the conditions set forth herein.

j. Definition of Qualifying Termination. For purposes hereof, “Qualifying Termination” shall mean, other than a CIC Qualifying Termination, the termination of Executive’s employment with the Company effected by the Company without Cause or by Executive for Good Reason, and shall not include a termination due to Executive’s death or disability.

7. Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

8. Miscellaneous Provisions.

a.Confidentiality Agreement. Executive hereby affirms Executive’s obligations under that certain Confidential Information and Invention Assignment Agreement by and between Executive and the Company dated as of August 3, 2020 (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the termination of this Agreement and Executive’s employment with the Company for the applicable period(s) set forth therein; provided that any terms inconsistent with this Agreement, this Agreement shall control.

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b.Non-Solicitation of Employees. For a period of one year following Executive’s Date of Termination, Executive shall not, either directly or indirectly (i) solicit for employment by any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of the Company or any of its affiliates, or (ii) solicit any employee or consultant of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (i) and (ii) shall not apply to a general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees or consultants.

c.Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

d.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

e.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

f.Entire Agreement. The terms of this Agreement, collectively with the Confidentiality Agreement and the agreements evidencing Executive’s equity awards, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company, including without limitation, the Offer Letter and CIC Agreement. The Parties further intend that this Agreement, collectively with the Confidentiality Agreement and the agreements evidencing Executive’s equity awards, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement, the Confidentiality Agreement or the agreements evidencing Executive’s equity awards.

g.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver

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of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

h.Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of the Parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California through JAMS in conformity with California law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of Sections 8(a) or 8(b), the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Sections 8(a) and 8(b), and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 8(a) and 8(b), none of the Parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8(h), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Nothing herein shall limit Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.

i.Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal,

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invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
j.Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

k.Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9. Golden Parachute Excise Tax.

a.Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the

EXHIBIT 10.1
maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after- tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

b.Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change of Control will perform the calculations set forth in Section 9(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change of Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

10. Section 409A.

a.General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to

EXHIBIT 10.1
the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section 10(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company (A) have any liability for failing to do so, or (B) incur or indemnify Executive for any taxes, interest or other liabilities arising under or by operation of Section 409A.

b.Separation from Service, Installments and Reimbursements. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”);(ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

c.Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

d.Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s

EXHIBIT 10.1
termination of employment are subject to Executive’s execution and delivery of the Release, (i) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 10(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty- five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.

11. Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

EXHIBIT 10.1

[Signature Page Follows]

EXHIBIT 10.1

The Parties have executed this Agreement as of the date first set forth above.

BLOOM ENERGY CORPORATION

By: /s/ KR Sridhar
Name: KR Sridhar
Title: Founder, Chairman and CEO

EXECUTIVE

By: /s/ Aman Joshi
Name: Aman Joshi
Title: EVP, Chief Commercial Officer

EXHIBIT 10.1
EXHIBIT B

RELEASE OF CLAIMS

This Release of Claims (“Release”) is entered into as of____________________, 20 , between_________________________________________________________(“Executive”) and Bloom Energy Corporation, a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 1(c), below.

1.     Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

a.On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

EXHIBIT 10.1
b.    Notwithstanding the generality of the foregoing, Executive does not release the following claims:

i.Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

ii.Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

iii.Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

iv.Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

v.Claims for indemnification under any indemnification agreement with the Company, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and

vi.Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

c.    In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

i.Executive has the right to consult with an attorney before signing this Release;

ii.Executive has been given at least [twenty-one (21) OR forty-five (45)] days to consider this Release;

iii.Executive has seven (7) days after signing this Release to revoke it, and Executive will not receive the severance benefits provided by that certain Employment Agreement between the Parties (the “Employment Agreement”) unless and until such seven (7) day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the seventh (7th) day following Executive’s execution of this Release to [_________].

d.    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST

EXHIBIT 10.1
IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2.    Executive Representations. Executive represents and warrants that:

a.Executive has returned to the Company all Company property in Executive’s possession;

b. Executive is not owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment and any accrued, unused vacation earned through such date, and any payments that become due under the Employment Agreement;

c. During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and

d. Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.

3.     Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

4.    Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

5.    Integration Clause. This Release and the Employment Agreement contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.

6.    Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

7.    Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

EXHIBIT 10.1
IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

[Signature Page Follows]

EXHIBIT 10.1

BLOOM ENERGY CORPORATION

By:

Name:
Title:

EXECUTIVE

By:

Name:
Title: